Company Contacts:
Matthew Broder
Vice President, External Communications
203-351-6347
matthew.broder@pb.com

Pitney Bowes Reorganizing Operations;
Shearer, Wright Named to Senior Roles

New Leadership for Mailing, Software Businesses

STAMFORD, Conn., April 9, 2013 – Pitney Bowes Inc. (NYSE:PBI) today announced it is planning to reorganize its business operations and is making two leadership appointments in newly-constituted SMB Mailing and Software businesses. Mark Shearer is joining the company as Executive Vice President and President, Pitney Bowes SMB Mailing Solutions and Mark Wright is joining as Executive Vice President and President, Pitney Bowes Software Solutions. These appointments are a continuation of the reorganization of business operations that began with the previously-announced establishment of the Global Client Services organization and the appointment of Kevin Connolly last month.
Shearer and Wright will join the company on April 15, and both will report directly to President and CEO Marc Lautenbach.
As president of Pitney Bowes SMB Mailing Solutions, Shearer takes on the leadership of an organization that will be focused on mailing products and technologies worldwide in the small and medium sized marketplace. Pitney Bowes has been a world leader in this business for 93 years. Shearer’s role is to drive an ever-improving client experience to this marketplace, to move best products and practices rapidly across national borders and markets, and to simplify the ways in which clients can interact with the company in the future.
Shearer had a 30-year career at IBM, where he held a broad range of general management, business and product strategy, and marketing senior leadership positions. He led both startup and mature businesses, with deep experience in the SMB space, and excelled at leading complex global organizations. Notable accomplishments at IBM included leading IBM’s first pre-defined services package for small and medium size clients, leading worldwide sales relationships with large financial institutions and creating growth with telecom and media clients in Asia Pacific. He also held senior roles in marketing, which included the successful re-launch of the IBM mainframe, leading the $2B IBM System I business, and, in his last role at IBM, serving as VP of Marketing and Strategy for IBM’s $20B hardware businesses.
As President of Pitney Bowes Software, Wright will take over an expanded portfolio that will bring into one organization a broader spectrum of the company’s software offerings. In addition to the current product lines that specialize in data management, location intelligence and customer communications for enterprise clients, the expanded Pitney Bowes Software will also include technologies that help consumers during major life-changing events embodied in our Imagitas business. By bringing together Pitney Bowes software technologies into a single organization, the company will bring new scale to the marketplace, with resulting opportunities to develop greater innovations and enhance the experience enjoyed by Pitney Bowes clients.
Wright joins Pitney Bowes with two decades of leadership in the information technology and enterprise software sales and marketing arena with a record of growing revenue and integrating diverse software businesses creating synergies and scale. Most recently, he served as Executive Vice President for Infor Global Solutions, where he had led 15 business units with $512M in annual revenue. Prior to Infor, Wright was President & CEO of Aurema, successfully building a leading global provider of enterprise resource management software, and eventually selling the company assets to Citrix Systems in 2007. Wright’s early career was at IBM, where over 18 years, he rose through the ranks from Sales Representative to Sales Leader to Business Unit Executive, eventually holding the title of Vice President, Software Sales and Marketing, Small & Midmarket Business, Americas.
“When I joined Pitney Bowes, I said that this company’s best days are ahead of it,” Lautenbach said. “In Mark Shearer and Mark Wright, we have two executives who strongly share this view, and have the rich experience to make it happen. I am very excited to have them on board to help create a better experience for our clients around the world.”
The company also announced the departure of Leslie Abi-Karam, Executive Vice President and President, Pitney Bowes Communications Solutions, and John O’Hara, Executive Vice President and President, Pitney Bowes Software Solutions, both of whom will be assisting in the transition over the next several months.
Abi-Karam joined Pitney Bowes in 1984 and served in numerous leadership positions over the course of her career. Prior to her current role, she served as Executive Vice President and President, Document Messaging Technologies. Abi-Karam’s work ethic, commitment and world-class execution resulted in successfully growing the DMT organization. In her current role, she has led significant transformational change focused on client retention and enhanced operational efficiency. She has also expanded Pitney Bowes’s global presence, and improved the company’s go-to-market strategies. Among her many other achievements, Abi-Karam was the initial architect of Pitney Bowes’s move into the software business, overseeing the selection and integration of the company’s purchases of Group 1 Software, Emtex Software, and MapInfo.
O’Hara joined Pitney Bowes as part of the MapInfo acquisition in 2007, and was named President of Pitney Bowes Software in 2010. O’Hara is a charismatic, inspirational and motivating leader with a solid base of international business experience. With his strong global perspective, O’Hara has helped expand the company’s software product portfolio.
“Leslie Abi-Karam has had a long, distinguished and influential career at Pitney Bowes, and deserves the many accolades she has earned from across the industry. Within John O’Hara’s tenure at Pitney Bowes, he has helped to drive a global culture and inspired innovation within the software business,” said Lautenbach. “We wish both Leslie and John well as they move on to the next phase of their professional and personal lives.”

About Pitney Bowes
Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. The company’s solutions for financial services, healthcare, legal, nonprofit, public sector and retail organizations are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications.  Pitney Bowes is the only firm that includes direct mail, transactional mail, call centers and in-store technologies in its solution mix along with digital channels such as the Web, email, live chat and mobile applications.  Pitney Bowes has approximately USD $5 billion in annual revenue and 27,000 employees worldwide.  Pitney Bowes: Every connection is a new opportunity™. www.pb.com
# # #